EXHIBIT 23(H)(IV)(B)


                                    EXHIBIT A

Exhibit A, dated as of October 20, 2008, is Exhibit A to the Sub-Administration and Accounting Services Agreement among PNC Global Investment Servicing (U.S.) Inc. (formerly PFPC Inc.), WT Mutual Fund and Rodney Square Management Corporation.

                                  LIST OF FUNDS

Wilmington Prime Money Market Fund
Wilmington U.S. Government Money Market Fund
Wilmington Tax-Exempt Money Market Fund
Wilmington Short/Intermediate-Term Bond Fund
Wilmington Broad Market Bond Fund
Wilmington Municipal Bond Fund
Wilmington Multi-Manager Large-Cap Fund
Wilmington Multi-Manager Small-Cap Fund
Wilmington Multi-Manager International Fund
Wilmington Multi-Manager Real Asset Fund
Wilmington Large-Cap Growth Fund
Wilmington Large-Cap Value Fund
Wilmington Small-Cap Core Fund
Wilmington ETF Allocation Fund
Wilmington Aggressive Asset Allocation Fund
Wilmington Moderate Asset Allocation Fund
Wilmington Conservative Asset Allocation Fund